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                                                                   Exhibit 10.37

                          AGREEMENT AND GENERAL RELEASE


CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT AND RELEASE. BY SIGNING THIS AGREEMENT, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

I, Thomas M. Burkardt, of 2231 Ocean Blvd., Rye, NH 03870, understand and, of my own free will, enter into this AGREEMENT AND GENERAL RELEASE ("AGREEMENT" or "Agreement") for the benefit of Unisphere Networks, Inc., a Delaware corporation with principal offices at Ten Technology Park Drive, Westford, MA 01886, and its parents, subsidiaries and affiliates,(hereinafter referred to individually and collectively as the "COMPANY"), and in consideration of the payments and benefits described herein, agree as follows:


1. My employment with the COMPANY will be terminated on July 2, 2001 by virtue of my resignation of employment as of that date (the "Resignation Date"). My last day actively at work with the COMPANY will be July 2, 2001. I hereby resign from any corporate office or official position which I hold with the COMPANY or any affiliate of the COMPANY effective as of the Resignation Date and agree to execute any letters of resignation in the form presented by the Company.

2. I will be paid as part of the consideration for this Agreement, base salary continuation payments (in an amount equal to my bi-weekly base salary rate in effect on the Resignation Date) on a bi-weekly basis (i.e., every two weeks) on the Company's regular payroll periods, less applicable federal, state, and local withholding and FICA taxes, during the period from the Resignation Date until July 1, 2002 (the "Severance Period"). I understand that health and dental insurance benefits, if any, will continue through the Resignation Date at the same employee contribution rate, at which point coverage will terminate subject to continuation under the COBRA law as explained under separate cover. In addition to the foregoing, the COMPANY will pay the monthly COBRA payment on my behalf for continuation of my group health and dental insurance coverage for the period of July 3, 2001 through July 2, 2002, provided that I am then eligible and remain eligible for COBRA. I understand that these payments are contingent upon return of this Agreement, as stated in paragraph 10.
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         The COMPANY acknowledges and agrees that I will receive these salary continuation payments regardless of whether or not I become employed or self-employed during the Severance Period unless the COMPANY terminates these payments under Section 10 hereof.

3. I hereby agree to act as a consultant to the COMPANY to assist with the transition of my responsibilities, including but not limited to strategy, market positioning and product development, during the period from July 3, 2001 to July 2, 2002 (the "Consultancy Period"). The compensation I shall receive for such assistance shall consist of the vesting of those incentive stock options and non-qualified stock options previously awarded to me under the COMPANY'S 1999 Amended and Restated Stock Incentive Plan (the "Plan") which would have vested on or before April 1, 2002 had I remained an employee until that date. These options shall vest in accordance with the terms of the Plan and the terms of my option award(s) with the COMPANY provided, however, that such options and any shares issued upon the exercise of such options (once vested) shall be subject to the COMPANY's right of first refusal to purchase the same if I elect to transfer or otherwise dispose thereof, either in whole or in part, to any third party during the Consultancy Period. If I elect to transfer or otherwise dispose of these shares issued upon the exercise of such options, either in whole or in part, to any third party during the Consultancy Period, I shall first contact Suzanne M. Zabitchuck, the General Counsel of the COMPANY, and advise her in writing of my intention to dispose of the same. The COMPANY shall then have ten (10) business days from receipt of such notice to purchase these shares, in whole or in part, at the original exercise price (exclusive of any taxes which I was required to pay upon exercise of those options). If the COMPANY declines to purchase such shares, then I shall be entitled to transfer or otherwise dispose thereof subject to the terms and conditions on transfer and disposition set forth in the Plan, any option award and the lock-up agreement.

4. I hereby acknowledge and agree that nothing in this Agreement shall be deemed to affect the restricted stock previously acquired by me from the COMPANY, and such restricted stock shall be governed by the terms and conditions of the Restricted Stock Agreement Granted under the 1999 Stock Incentive Plan between me and the COMPANY, dated as of August 1, 2000, (hereinafter the "Restricted


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         Stock Agreement"), including but not limited to, the Purchase Option set forth therein. The parties hereby acknowledge and agree that the COMPANY has a Purchase Option to acquire One Hundred Thirty Seven Thousand Five Hundred (137,500) restricted shares under the terms of the Restricted Stock Agreement. I hereby acknowledge and agree that I shall not vest in any restricted shares following my Resignation Date.

5. I will receive a payment equal to accrued and unused vacation as of July 2, 2001, less applicable federal, state, and local withholding and FICA taxes. This payment is not contingent upon the execution and return of this Agreement and will be paid with the next regular payroll period following the Resignation Date.

6. I hereby acknowledge and agree that, in accordance with the terms of the Company's 1999 Amended and Restated Stock Incentive Plan (the "Plan"), all unvested options previously awarded to me under that Plan shall be cancelled and forfeited by me on July 2, 2001 except those options which would have vested during the period from July 3, 2001 to and including April 1, 2002, as set forth in Paragraph 3 hereof. All options which were vested as of the Resignation Date and any options which shall subsequently vest in accordance with the terms of Paragraph 3 hereof must be exercised by me no later than October 1, 2002.

7. In the event that the current lock-up letter to the COMPANY in connection with its potential initial public offering expires prior to such offering, I agree to execute the form of lock-up agreement then provided to me by the COMPANY provided, however, that the terms of such lock-up letter shall be no more restrictive than the terms of the lock-up executed by the then executive officers of the COMPANY.

8. During the Severance Period and the Consultancy Period, I agree not to, directly or indirectly:

         - acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership of any of the COMPANY'S assets or business or any voting securities issued by the COMPANY, or any other rights or options to acquire such ownership (including from a third party),

         - seek or propose to influence (otherwise than in my role as a consultant to the COMPANY as set forth in Section 3 hereof provided, however, that my actions in that regard


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         are limited to internal dialogue only with the COMPANY's management) or control the COMPANY'S management or policies, or

         - enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

         The restrictions contained in this paragraph shall not be applicable to purchases solely for investment purposes aggregating less than 5% of the COMPANY'S outstanding voting securities or to the exercise of any option granted to me under the terms of the COMPANY'S 1999 Amended and Restated Stock Incentive Plan.

9. I understand that, except as provided in Paragraphs 2, 3, 5 and 6 of this AGREEMENT, after the Resignation Date, I will have no further rights to any other compensation or benefits from the COMPANY or any of its parents, subsidiaries or affiliates, including, but not limited to, any rights to or under any salary, bonus, compensation, milestone, incentive, retention or stock option plans of the COMPANY or its parents, subsidiaries, or affiliates, or vacation, severance, pension, medical, dental, life, short term disability, long term disability or other insurance or benefits of any kind, including, but not limited to, any rights or benefits set forth in the Employment Agreement between Castle Networks, Inc. and me, dated as of March 7, 1999 (hereinafter the "Employment Agreement").

10. I understand the COMPANY will not be required to provide the payments and benefits set forth in Paragraphs 2, 3 and 6 of this AGREEMENT unless and until I sign this AGREEMENT and this AGREEMENT becomes effective pursuant to Paragraph 24 hereof. I further understand and agree that in the event that I breach any of the terms and conditions set forth in this Agreement, the COMPANY shall provide me with written notice of such breach and shall, following ten (10) days from the date of such notice, unless prohibited by an order from an arbitrator in accordance with the terms of Section 26 hereof, be entitled to terminate all future payments and benefits due and owing to me under this Agreement, including, but not limited to forfeiture of any further vesting of any then unvested options, which shall be in addition to any other relief and damages which may be available to the COMPANY under applicable law or in equity. The parties hereto further agree that, during this ten day


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         notice period, the parties shall attempt to resolve any dispute in a mutually agreeable manner but nothing herein shall preclude the COMPANY from terminating the future payments and benefits due hereunder upon the expiration of said notice period if the parties fail to mutually agree upon a resolution, absent an order from the arbitrator as specified in the immediately preceding sentence.

11. I understand that this AGREEMENT does not constitute an admission by the COMPANY or myself of any (a) violation of any statute, law or regulation; (b) breach of contract, actual or implied, including but not limited to my Employment Agreement; or (c) commission of any tort.

12. In consideration for the payments and benefits set forth in Paragraphs 2, 3 and 6 of this AGREEMENT, I do, on behalf of myself, my legal representatives, heirs, executors, administrators, successors and assigns, agree and promise not to sue and to forever release the COMPANY, its affiliates, parents, subsidiaries, and divisions and their respective predecessors, successors and assigns and their current and former directors, representatives, agents, employees, officers and shareholders, both individually and in their official capacities, (the "Releasees") from any and all claims, actions, causes of action, suits, demands, liabilities, complaints, contracts, agreements, promises and charges of every kind, nature and description, whenever they arose and whether in law or in equity, which may by law be waived including, but not limited to, claims related to my employment, the compensation, benefits, terms and conditions of my employment, the compensation, benefits, terms and conditions of my Employment Agreement, or the cessation of my employment as well as any application for re-employment that has been made prior to this date with the COMPANY. This release includes but is not limited to any claim, charge or action arising under any federal, state or local discrimination statute, which include, but are not limited to, Title VII of the Civil Rights Act of 1964 and 1991, The Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Massachusetts Fair Employment Practices Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Health and Safety Act, the Family and Medical Leave Act, and the National Labor Relations Act. This release also includes any other federal, state, county, city or local law, statute, ordinance, regulation, public policy, contract or tort law


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         having any bearing whatsoever on the terms and conditions of my employment or the cessation of that employment, including, but not limited to, those laws relating to discrimination on the basis of age, sex, race, national origin, religion, marital status, sexual orientation or payment of wages, or under any other theory of law or contract, including but not limited to, fraud, wrongful termination or intentional or negligent infliction of emotional or mental distress, libel or slander. I intend to waive and release any rights I may have under these and other laws which I ever had, now have or shall have as of the date of this Agreement, but I do not intend to nor am I waiving any rights or claims that may arise after the date I sign this AGREEMENT, or that may arise from the Company's breach of this AGREEMENT.

13. I understand and acknowledge that the payments and benefits set forth under this AGREEMENT completely satisfy any obligations which the COMPANY may have towards me under the Employment Agreement and the Plan.

14. I understand and acknowledge that any and all obligations owed to me under the terms of any merger agreement or any milestone, incentive or retention plans associated with the acquisition of Castle Networks, Inc. by the COMPANY, or any of its parents, subsidiaries or affiliates, have previously been fulfilled and that I have no further rights to any other compensation or benefits from the COMPANY or any of its parents, subsidiaries or affiliates thereunder.

15. In light of the consideration and benefits set forth in Paragraphs 2, 3 and 6 of this Agreement, I further agree to amend the terms of the Non-Competition and Non-Solicitation Agreement between me and Castle Networks, Inc, dated as of March 7, 1999 (hereinafter the "Non-Competition and Non-Solicitation Agreement"), as follows:

         a. Section 1/Term shall be amended as follows: This Agreement shall be for a term commencing on the Closing Date (as defined in the Merger Agreement) and ending on January 1, 2003, the date which is eighteen months following July 2, 2001, which is the date on which the Employee shall cease to be an employee of the Company and its affiliates (the "Restricted Period"). Nothing in this Agreement shall confer on the Employee any right to continue in the employ of the Company or its affiliates.


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         b.       Section 2.2/Non-Solicitation shall be amended as follows:
                  During the Restricted Period, the Employee shall not, without the Company's prior written consent, directly or indirectly,
                  (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on behalf of the Employee or any other person or entity) any employee or independent contractor who is employed or engaged by the Company at the time of the Employee's termination of employment, or at any time within the 6 month period which precedes such termination, or who has left the employment or other service of the Company or any of its affiliates within the six-month period which precedes such hiring. From the date hereof through the end of the Restricted Period, the Employee will not, whether for his own account or for the account of any other person, firm, corporation of other business organization, intentionally interfere with the Company's or any of their affiliates' relationship with, or endeavor to entice away from the Company or any of their affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.

         The COMPANY hereby acknowledges and agrees that it interprets the term "the Business" as used in Section 2.1 of the Non-Competition and Non-Solicitation Agreement, as amended herein, to refer to the development, manufacture, marketing or sale of any product that is competitive with any product developed, manufactured, marketed or sold, or under development (as evidenced by a written development plan) while I was employed by the COMPANY, including but not limited to Unisphere Networks, Inc. and Castle Networks, Inc., through and including July 2, 2001, the Resignation Date.

         I acknowledge and agree that nothing in this AGREEMENT shall be deemed to reduce in any way the obligations I have under any non-competition agreement which applies to me, including, but not limited, the terms and conditions set forth in the Non-Competition and Non-Solicitation Agreement, except as such Non-Competition and Non-Solicitation Agreement is amended above in this Section 15. I hereby confirm the terms, conditions and restrictions set forth in the Non-Competition and Non-Solicitation Agreement, as amended herein, and acknowledge


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         and agree that the terms thereof shall survive the termination of my employment as set forth therein.

         The COMPANY hereby acknowledged and agrees that I currently am a Director of Wavesmith and Kenetic and am a member of the advisory board of Vividon. The COMPANY further acknowledges and agrees that I may retain these positions and the COMPANY will not claim that the mere fact that I hold these positions is a violation of the Non-Competition and Non-Solicitation Agreement, as amended herein, even if those entities compete with the COMPANY, provided, however, that nothing herein shall reduce or diminish in any manner the terms and conditions of the Non-Competition and Non-Solicitation Agreement, as amended herein, and the Employee Patent and Secrecy Agreement with Castle Networks, Inc., dated as of March 9, 1999 (hereinafter the "Employee Patent and Secrecy Agreement"). For avoidance of doubt, the COMPANY will not claim that I am in violation of the Non-Competition and Non-Solicitation Agreement, as amended herein, by virtue of the fact that I serve as a director or advisory board member of these organizations but nothing herein will preclude the COMPANY from pursuing a claim under the Non-Competition and Non-Solicitation Agreement, as amended herein, or the Employee Patent and Secrecy Agreement in the event that I otherwise violate the terms thereof, including by way of example but not by limitation, disclosing confidential information regarding the COMPANY to one of these entities.

16. I acknowledge and agree that nothing in this AGREEMENT shall be deemed to reduce in any way the obligations I have under any employee patent and secrecy agreement or confidentiality agreements which apply to me, including, but not limited, the terms and conditions set forth in: (i) the Employee Patent and Secrecy Agreement with Castle Networks, Inc., dated as of March 9, 1999 (hereinafter the "Employee Patent and Secrecy Agreement"); and (ii) the Non-Competition and Non-Solicitation, except as such Non-Competition and Non-Solicitation Agreement is amended pursuant to Section 15 herein. I hereby confirm the terms, conditions and restrictions set forth in the Employee Patent and Secrecy Agreement and the Non-Competition and Non-Solicitation Agreement, as amended herein, and acknowledge and agree that the terms thereof shall survive the termination of my employment as set forth therein.

17. I agree to strictly maintain the confidentiality of the terms of this AGREEMENT and shall not disclose any


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         information relating thereto to any individual other than my immediate family members, legal counsel and tax advisor.

18. I agree not to disparage the reputation of the Company, its products and services, including its current and former officers, directors, employees and agents, at any time now or in the future. In addition to the foregoing, I agree that in the event that I am contacted by any person, including any person associated, directly or indirectly, with any customer of the Company, any investment banking firm, any securities analyst, the press, any publication or trade journal, or any industry association, I will decline to comment other than to confirm that I have resigned from the COMPANY and continue to act as a consultant thereto through July 2, 2002. In all other respects, I shall make no statements or comments other than comments which are clearly of a positive nature regarding the Company, its products and services, including without limitation, its current and former officers, directors and employees. Notwithstanding the foregoing, I shall be free to make private comments regarding the Company to the members of my immediate family and to my attorneys. In addition, I shall be entitled to respond truthfully if I am compelled by legal process to testify in any legal or governmental proceeding.

         The Company agrees not to issue a formal written press release regarding my resignation from the Company unless I review and approve thereof. In addition, James Dolce and Eve Aretakis (the "Named Executives") shall, during the course of his/her employment with the COMPANY, refrain from making any disparaging comments to any third party regarding my reputation and shall confirm to any third party that I resigned as an officer of the COMPANY for personal reasons and that I continue to act as a consultant thereto through July 2, 2002. The Named Executives shall be entitled to respond truthfully if compelled by legal process to testify in any legal or governmental proceeding. Notwithstanding the foregoing, nothing herein shall restrict in any manner any comments by the Named Executives to, or discussions between, any of the Named Executives with each other or with any employee or any officer of the Company or with the Company's Board of Directors, attorneys or advisors. I hereby acknowledge and agree that nothing in this Section 18 shall create any personal liability on behalf of the Named Executives and that any claim I may


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         have for their compliance with the terms of this Section 18 shall be exclusively against the COMPANY.

19. The Company acknowledges that it has provided certain indemnification coverage to me as an officer of Unisphere Networks, Inc. pursuant to the Certificate of Incorporation thereof filed with the Delaware Secretary of State on January 12, 1999 and that I shall continue to be subject to such indemnification for my actions taken prior to the date hereof as Executive Vice President and Chief Operating Officer.

20. This AGREEMENT shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

21. The terms and provisions of this AGREEMENT are severable. If one or more provisions or terms of this AGREEMENT shall be ruled unenforceable, the COMPANY may elect to enforce the remainder of this AGREEMENT.

22. I understand that this AGREEMENT may not affect the rights and responsibilities of the Equal Employment Opportunity Commission ("Commission") to enforce the Age Discrimination in Employment Act ("ADEA") or be used to justify interfering with the protected right of an employee to file a charge under the ADEA or participate in an investigation or proceeding conducted by the Commission under the ADEA. I further understand that this AGREEMENT may not affect the rights and responsibilities of the Massachusetts Commission Against Discrimination ("MCAD") to enforce the laws of the Commonwealth of Massachusetts prohibiting discrimination in employment or be used to justify interfering with the protected right of an employee to file a charge under such laws or participate in an investigation or proceeding conducted by the MCAD under those laws.

23. I was given a copy of this AGREEMENT on or before the Resignation Date. I have had an opportunity to consult an attorney before signing it and was given a period of at least twenty-one (21) days or until July 23, 2001 to consider this AGREEMENT. In the event that I sign this Agreement within less than twenty-one (21) days of receipt, I acknowledge that I did so voluntarily and with knowledge of the opportunity to consider this Agreement for the entire twenty-one (21) day period. I acknowledge that in signing this AGREEMENT I have relied only on the promises


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         written in this AGREEMENT and not on any other promise made by the
         COMPANY.

24. I have seven (7) days to revoke this AGREEMENT after I sign it by sending written notice to the Company addressed as follows: Unisphere Networks, Inc., Ten Technology Park Drive, Westford, MA 01886,
         Attention: Ann Laporte, Director of Human Resources, which notice must be postmarked within seven (7) days of my execution hereof. If the seventh day is a Saturday, Sunday or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. This AGREEMENT will not become effective or enforceable until ten (10) days after the COMPANY has received my signed copy of this AGREEMENT (the "Effective Date") provided the revocation period expires without my having exercised the right to revoke. No payments will be made hereunder until the revocation period has expired without exercise and the Agreement becomes effective as set forth herein.

25. This AGREEMENT may not be modified or changed orally. Any modifications or amendments must be in writing and signed by the parties hereto. The parties agree that this Agreement represents the entire agreement of the parties and supersedes all prior communications, agreements or understandings, either oral or written, if any, regarding the same, provided, however, that the terms and conditions of the Employee Patent and Secrecy Agreement, the Non-Competition and Non-Solicitation Agreement, as amended herein, the Restricted Stock Agreement, the Pledge Agreement with the COMPANY dated as of August 1, 2000, the Promissory Note with the COMPANY dated as of August 1, 2000, and the Joint Escrow Instructions with the COMPANY dated as of August 1, 2000, shall survive in accordance with the terms thereof.

26. Any and all disputes, complaints, controversies, claims and grievances (excluding those specifically excepted herein) arising under, out of, in connection with, or in any manner related to this AGREEMENT or the relation of the parties hereunder shall be submitted to final and binding arbitration to be conducted by the American Arbitration Association in accordance with its Rules applicable to these types of disputes, complaints, claims or grievances, by one neutral and impartial arbitrator acceptable to me and the COMPANY. If such an arbitrator has not been selected by me and the COMPANY within 60 days after AAA first provides a list of


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         eligible arbitrators, or within thirty days after the occurrence of a vacancy, one neutral and impartial arbitrator shall be selected and appointed by the American Arbitration Association, in accordance with its Rules. Unless otherwise required under applicable law, the arbitration proceedings shall be conducted in Boston, Massachusetts or a city mutually agreed to by the parties, and the procedural rules of the place of arbitration shall apply. Arbitration proceedings hereunder may be commenced by written notice from either party hereto to the other party. Such proceedings and evidence shall be confidential. The arbitrator shall have the power and the authority to make such decisions and awards as he/she shall deem appropriate, including granting compensatory damages and costs to the prevailing party (including fees of the arbitrator, but excluding punitive, exemplary, consequential or special damages, and attorneys' fees), and the granting or issuance of such mandatory directions, prohibitions, orders, restraints and other injunctions (other than any of the foregoing that would reestablish the employment relationship formerly existing between the COMPANY and myself) that he/she may deem necessary or advisable directed to or against any of the parties, including a direction or order requiring specific performance of any covenant, agreement or provision of this AGREEMENT as a result of a breach or threatened breach thereof. The cost of such arbitration shall be borne by the COMPANY except that each party shall bear its own cost of attorneys' fees and expenses. Any decision and award of the arbitrator shall be final, binding and conclusive upon all of the parties hereto and said decision and award may be entered as a final judgment in any court of competent jurisdiction. It is expressly agreed that arbitration as provided herein shall be the exclusive means for determination of all matters as above provided and neither of the parties hereto shall institute any action or proceeding in any court of law or equity, state or federal, other than respecting enforcement of the arbitrator's award hereunder. The foregoing sentence shall be a bona fide defense in any action or proceeding instituted contrary to this AGREEMENT. Notwithstanding the foregoing, nothing contained herein shall prevent or restrain in any manner either party from instituting an action or claim in any court, or such other forum as may be appropriate to enforce the terms of any employee patent and secrecy agreement, (or similar agreement relating to the COMPANY's confidential or proprietary business information or trade secrets) to protect the COMPANY's proprietary or confidential business information or trade secrets, to enforce or protect


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         the COMPANY's patent, copyright, trademark, trade name or trade dress rights, to redress claims for product disparagement or trade libel, or to protect the COMPANY's reasonable business expectations or relations with third parties, or to enforce the terms of any non-competition agreement. To the extent this paragraph sets forth different procedures, or remedies, or provides the arbitrator different powers than are set forth in the Rules of the American Arbitration Association, the terms of this paragraph shall take precedence.



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I HAVE BEEN ADVISED THAT I HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT
AND I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. I FURTHER UNDERSTAND THAT I MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE DAY I EXECUTE THE AGREEMENT AND SAID AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. I UNDERSTAND THAT THIS AGREEMENT WILL BE A BINDING LEGAL DOCUMENT AND THAT MY SIGNATURE WILL COMMIT ME TO ITS TERMS. I HAVE READ THIS AGREEMENT, AND I UNDERSTAND ALL OF ITS TERMS. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS AS SET FORTH HEREIN, I FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, VOLUNTARILY ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE, HAD OR MIGHT HAVE AGAINST THE COMPANY.



                                              /s/ Thomas M. Burkardt
                                              ---------------------------
                                              Thomas M. Burkardt
                                              Date: July 2, 2001


COMMONWEALTH OF MASSACHUSETTS       )
                                   :ss
COUNTY OF ESSEX                     )

On this 2ND day of JULY, 2001 before me personally came Thomas M. Burkardt to me known and known to be the individual who executed the foregoing AGREEMENT AND GENERAL RELEASE before me and duly acknowledged to me that he executed the same as his free act and deed.



                                           /s/ Lisa M. Falcone
                                          --------------------------------------
                                           Notary Public
                                           My Commission Expires:



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                                           Unisphere Networks, Inc.




                                          BY: /s/ James A. Dolce, Jr.
                                             -----------------------------------


                                          Date: July 3, 2001
                                               ---------------------------------